UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 21, 2007	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

SILVER RESERVE CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1073
(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement

Agreement with Costa View Inc.

On September 21, 2007, Silver Reserve Corp. (“Silver Reserve” or the “Company”) entered into an agreement (the “Costa View Consulting Agreement”) with Costa View Inc., a Republic of Panama corporation (“Costa View”), pursuant to which Costa View was retained to provide the Company with public relations and business promotion services for a period of 24 months beginning on September 1, 2007. Under the terms of the Costa View Consulting Agreement, the Company is required to issue to Costa View 1,500,000 shares of restricted common stock of the Company (the “Costa View Shares”) payable in equal installments of 375,000 shares on December 1, 2007, June 1, 2008, December 1, 2008 and June 1, 2009. Either party may terminate the Costa View Consulting Agreement upon 30-days’ prior written notice, provided that Silver Reserve may not terminate prior to December 1, 2007.

Agreement with Brehnam Trading Corp.

On September 21, 2007 the Company entered into an agreement (the “Brenham Consulting Agreement”) with Brenham Trading Corp., a Republic of Panama corporation (“Brehnam”), pursuant to which Brehnam was retained to provide general business consulting services for a period of 24 months beginning on September 1, 2007. Under the terms of the Brehnam Consulting Agreement, the Company is required to issue to Brehnam 1,500,000 shares of restricted common stock of the Company (the “Brehnam Shares”) payable in equal installments of 375,000 shares on December 1, 2007, June 1, 2008, December 1, 2008 and June 1, 2009. In addition, Brenham will be reimbursed for all of its out-of-pocket expenses. Either party may terminate the Brenham Consulting Agreement upon 30-days’ prior written notice, provided that Silver Reserve may not terminate prior to December 1, 2007.

Item 9.01	Exhibits

10.1	Consulting Agreement with Costa View Inc. dated as of September 1, 2007
10.2	Consulting Agreement with Brehnam Trading Corp. dated as of September 1, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER RESERVE CORP.

September 26, 2007	By:	/s/ Stafford Kelley
Name: Stafford Kelley
Title: Secretary